Exhibit 10.5

FORM OF TAX RECEIVABLE AGREEMENT

TAX RECEIVABLE AGREEMENT, dated as of           , 2014 (this “Agreement”), among Woodside Homes, Inc., a Delaware corporation ( the “Corporation”), Woodside Homes Company, LLC, a Delaware limited liability company (the “Company”), and each of the undersigned parties hereto identified as “ Members.”  Capitalized terms used but not otherwise defined are defined in or by reference to Section 1.01.

W I T N E S S E T H:

WHEREAS, the Members hold membership interests (“Units”) in the Company, which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporation is the managing member of, and holds and will hold Units in, the Company;

WHEREAS, the Units held by the Members are exchangeable for shares of the Corporation’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), and the Members may exchange certain Units together with shares of Class B Common Stock, par value $0.01 per share, from time to time pursuant to the Exchange Agreement (as defined below);

WHEREAS, the Corporation will apply a portion of the cash raised by the Corporation in the IPO (as defined below) to purchase Units from certain of the Members (the “IPO Sale”);

WHEREAS, the Company and each of its direct and indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes has or will have made a Section 754 Election, effective for each Taxable Year in which an exchange of Units for shares of Class A Common Stock occurs, which election is intended to result in an adjustment to the Tax basis (in an amount equal to the Basis Adjustment Amount) of the assets owned by the Company and such subsidiaries (solely to the extent allocated to the Corporation) at the time (each such time, an “Exchange Date”) of an exchange of Units for shares of Class A Common Stock or any other taxable acquisition of Units by the Corporation or the Company for cash or Class A Common Stock, including the IPO Sale (each such exchange or acquisition, an “Exchange”), by reason of such Exchange and the payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporation, as a member of the Company (and in respect of each of the Company’s direct and indirect subsidiaries treated as a disregarded entity or a partnership for U.S. federal income tax purposes), may be affected by the Basis Adjustment, and the income, gain, loss, expense and other Tax items of the Corporation may be affected by the Imputed Interest; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and the Imputed Interest on the actual liability for Taxes of the Corporation;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Definitions.  As used in this Agreement, the following terms have the following meanings:

“Administrative Expense” means eighty-five percent (85%) of (x) the aggregate reasonable and documented costs, fees and expenses paid by the Company and the Corporation to one or more Advisory Firms in connection with the preparation and delivery of the relevant Exchange Basis Schedule and Tax Benefit Schedule, as applicable, including but not limited to, in each case, such costs, fees and expenses incurred in calculating the Basis Adjustment Amount, Hypothetical Tax Liability, Realized Tax Benefit, Realized Tax Detriment, Net Tax Benefit, and Cumulative Net Realized Tax Benefit and (y) the costs incurred by the Company in respect of the Eligible Members’ review and investigation of any Schedule pursuant to Section 2.03(a) hereof.  To the extent that any portion of the reasonable and documented costs, fees and expenses entering into the calculation of Administrative Expense is treated by the Corporation as a deductible expense for a Taxable Year, the Administrative Expense for such Taxable Year will be reduced by 85% of the amount by which the Corporation’s Tax liability for such Taxable Year was reduced by reason of such deductible expense (determined in good faith by the Corporation under principles similar to the determination of Realized Tax Benefits hereunder).

“Advisory Firm” means KPMG LLP or any other law or accounting firm that is nationally recognized as being expert in Tax matters and that is appointed by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Member” means in respect of that portion of any Tax Benefit Payment that relates to an Exchange or a deemed Exchange pursuant to clause (5) of the definition of “Valuation Assumptions,” the Exchanging Member or Member deemed to Exchange, as applicable.

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less the amount of cash reserves reasonably established in good faith by the Corporation to (i) provide for the proper conduct of business of the Corporation, or (ii) comply with applicable law or any Senior Obligations; provided, however, that on any Payment Date the Corporation shall be deemed to have Available Cash in an amount no less than the remainder of (x) the aggregate amount of tax distributions received by the Corporation from the Company pursuant to Section 5.5 of the LLC Agreement since the first Exchange Date minus (y) the sum of (A) the aggregate amount of all payments made by the Corporation in respect of Taxes or under this Agreement since the first Exchange Date plus (B) the amount of tax distributions received by the

Corporation pursuant to Section 5.5 of the LLC Agreement during the quarter for which Available Cash is then being determined or during the immediately preceding quarter, but only to the extent such tax distributions are reasonably expected to be utilized by the Corporation after the date of determination to pay tax liabilities of the Corporation for such quarter or the immediately succeeding quarter.

“Basis Adjustment” means the adjustment to the Tax basis of an Exchange Asset as a result of (x) an Exchange or (y) the payments made pursuant to this Agreement, in each case, under, or under the principles of, Sections 732(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, the Company remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws.  Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment (a “Basis Adjustment Amount”) resulting from an Exchange of one or more Units  shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.  For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Board” means the board of directors of the Corporation.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized by law to close.

“Change Notice” is defined in Section 6.01(b) of this Agreement.

A “Change of Control” shall be deemed to have occurred if or upon:

(i) both the stockholders of the Corporation and the Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the equity interests in the Company, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to any, directly or indirectly, wholly owned subsidiary of the Corporation, and such sale, lease or transfer is consummated;

(ii) both the stockholders of the Corporation and the Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, a merger or consolidation of the Corporation with any other Person, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.01% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation is consummated; or

(iii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; or (b) a corporation or other entity owned, directly or indirectly, by all of the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50.01% of the aggregate voting power of the Voting Securities of the Corporation; provided that the Board recommends or otherwise approves or determines that such acquisition is in the best interest of the Corporation and its stockholders.

“Class A Common Stock” is defined in the recitals.

“Class B Common Stock” is defined in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; “Controlled” and “Controlling” shall have correlative meanings.

“Corporation” is defined in the preamble.

“Corporation Return” means each of the U.S. federal, state and local income Tax Return, as applicable, of the Corporation filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD or similar state or local form) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.08(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Eligible Member” means any Applicable Member that, on the date of the IPO, immediately following the purchase of Units by the Corporation using a portion of the net proceeds therefrom, held at least 10% of the Post-IPO Units; provided, that for purposes of Section 4.02, “Eligible Member” shall mean any Member that, on the date of the IPO, immediately following the purchase of Units by the Corporation using a portion of the net proceeds therefrom, held at least 10% of the Post-IPO Units.

“Excess Payment” is defined in Section 3.01(c) of this Agreement.

“Exchange” is defined in the recitals; “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, effective on or about the date hereof, among the Company, the Corporation and the Company Unitholders (as defined therein) from time to time party thereto, as the same may be further amended or restated from time to time.

“Exchange Asset” means each asset that is held by the Company, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities for purposes of the applicable Tax, at the time of an Exchange.  An Exchange Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to an Exchange Asset.

“Exchange Basis Schedule” is defined in Section 2.01 of this Agreement.

“Exchange Date” is defined in the recitals.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (or, without duplication, the Company, but only with respect to the Corporation’s pro rata share of the Company’s Tax liability for such Taxable Year determined using the same methods, elections, conventions and similar practices used on the Corporation Return for such Taxable Year) as would be shown on its Tax Return but determined (i) using the Non-Stepped Up Tax Basis of the Exchange Assets as reflected on the Exchange Basis Schedule, including amendments thereto, for the Taxable Year instead of the Tax basis of the Exchange Assets reflecting the Basis Adjustments and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year.  Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Basis Adjustment or to the Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, Section 1274 or Section 483 or other provision of the Code and any similar provision of state and local Tax law applicable with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” means the initial public offering of shares of Class A Common Stock by the Corporation.

“IPO Sale” is defined in the recitals.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two calendar days prior to the first day of such month, on Reuters Screen LIBOR0l Page (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of [•], 2014, as amended.

“Market Value” means, with respect to the shares of Class A Common Stock, on any given date:  (i) if the Class A Common Stock is listed for trading on the New York Stock Exchange, the closing sale price per share of Class A Common Stock on the New York Stock Exchange on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Class A Common Stock is not listed for trading on the New York Stock Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Exchange Act of 1934, as amended, on which the Class A Common Stock is listed, (iii) if the Class A Common  Stock is not so listed on the New York Stock Exchange or a national securities exchange, the last quoted bid price for the Class A Common Stock on that date in the over-the-counter market as reported by OTC Markets Group or a similar organization, or (iv) if the Class A Common Stock are not so listed or quoted by OTC Markets Group or a similar organization the cash consideration paid for the Class A Common Stock, or the fair market value of other property delivered for the Class A Common Stock, as the Board, in its sole discretion, shall determine in good faith.

“Members” means the parties hereto, other than the Corporation and the Company, and each other Person who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A.

“Net Tax Benefit” is defined in Section 3.01(b).

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments and no Pre-Exchange Transfers had been made with respect to such asset.

“Notice” is defined in Section 7.01.

“Oaktree Member” or “Oaktree Members” means, without duplication, (i) Oaktree AC InvestCo, L.P., Oaktree AC InvestCo 2, L.P., and Oaktree AC InvestCo 3, L.P., each a Delaware limited partnership, and (ii) each Permitted Transferee (as such term is defined in the LLC Agreement) thereof, in each case for so long as such Person (a) is owned, directly or indirectly, by one or more investment funds or accounts affiliated with Oaktree Capital Management, L.P. and (b) beneficially owns one or more Units; provided, that, to the extent there is more than one Oaktree Member, any consents required hereunder shall be determined by a majority in interest of the Oaktree Members.

“Objection Notice” is defined in Section 2.03(a).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO Units” means the number of Units outstanding after giving effect to the completion of the IPO (after taking into account the delivery of shares of Class A Common Stock to the underwriters in respect of any overallotment option) and the related issuance of Units to the Corporation by the Company in exchange for the proceeds therefrom, as such number of Units may be equitably adjusted to reflect any dividend, split, subdivision or combination of shares, or reclassification, recapitalization, merger, consolidation or other reorganization of or with respect to the Units occurring subsequent to such time.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation (or, without duplication, the Company, but only with respect to the Corporation’s pro rata share of the Company’s Tax liability for such Taxable Year determined using the same methods, elections, conventions and similar practices used on the Corporation Return for such Taxable Year).  If all or a portion of the actual liability for such Taxes for the Taxable Year is adjusted as a result of an audit by a Taxing Authority of such Taxable Year or any other Taxable Year, such adjustment shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporation (or, without duplication, the Company, but only with respect to the Corporation’s pro rata share of the Company’s Tax Liability for such Taxable Year determined using the same methods, elections, conventions and similar practices used on the Corporation Return for such Taxable Year) over the Hypothetical Tax Liability for such Taxable Year.  If all or a portion of the actual liability for such Taxes for the Taxable Year is adjusted as a result of an audit by a Taxing Authority of such Taxable Year or any other Taxable Year, such adjustment shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any of (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule or (iii) an Early Termination Schedule.

“Section 754 Election” means an election under Section 754 of the Code and any comparable election under applicable state or local income tax laws.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Shortfall” is defined in Section 3.01(c) of this Agreement.

“Stonehill Member” or “Stonehill Members” means (i) Stonehill Institutional Partners, L.P., a Delaware limited partnership, and (ii) each Permitted Transferee (as such term is defined in the LLC Agreement) thereof, in each case for so long as such Person (a) remains a Permitted Transferee (as such term is defined in the LLC Agreement) and (b) beneficially owns one or more Company Units; provided, that, to the extent there is more than one Stonehill Member, any consents required hereunder shall be determined by a majority in interest of the Stonehill Members.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests (including the general partner interests or managing member or similar interests) of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, may include a period of less than 12 months for which a Corporation Return is prepared).

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related to such taxes.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the recitals.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, (x) the Corporation will have sufficient taxable income to utilize fully the deductions arising from the Basis Adjustments and the Imputed Interest, and (y) the U.S. federal income Tax rates and state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable laws as in effect on the Early Termination Date, (2) any loss carryovers attributable to any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the date that is the scheduled expiration date of such loss carryovers, (3) any non-amortizable assets (other than those treated as inventory or stock in trade of the Company for U.S. federal income tax purposes) will be disposed of on the fifteenth anniversary of the earlier of (x) the Basis Adjustment and (y) the Early Termination Date, (4) assets treated as inventory or stock in trade of the Company for U.S. federal income tax purposes will be disposed of in accordance with the Company’s business plan and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock and the amount of the cash payment to which the  Applicable Member would be entitled under this Agreement if the Exchange occurred on the Early Termination Date.

Section 1.02.                          Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified.  Any capitalized term used in any Exhibit but not otherwise defined therein has the meaning ascribed to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all applicable laws.

ARTICLE 2
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01.                          Exchange Basis Schedule.  Within 60 calendar days after the filing of the U.S. federal income Corporation Return for each Taxable Year, the Corporation shall deliver to each Member that participated in an Exchange for such Taxable Year, a schedule (the “Exchange Basis Schedule”) that shows in reasonable detail (i) the Non-Stepped Up Tax Basis of the Exchange Assets as of each applicable Exchange Date, (ii) the Basis Adjustment Amount with respect to the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Exchange Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment Amount is amortizable and/or depreciable (which, for non-amortizable assets, shall be based on the Valuation Assumptions).

Section 2.02.                          Tax Benefit Schedule.  (a) Within 60 calendar days after the filing of the U.S. federal income Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Member that previously participated in an Exchange a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”).  Each Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b)                                 Applicable Principles.  Subject to Section 3.03, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest determined using a “with and without” methodology.  The actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporation for the Units acquired in an Exchange.  Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and the Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or the Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.  All Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Exchange Assets for the Corporation and (B) have the effect of creating additional Basis Adjustments to Exchange Assets for the Corporation in the year of payment, and, as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.03.                          Procedures, Amendments.

(a)                                 Procedures.  Each time the Corporation delivers to the Members a Schedule under this Agreement, including any Amended Schedule, but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation also shall (x) deliver to each Eligible Member the Corporation Return, along with schedules and work papers, as determined by the Corporation or requested by such Eligible Member, providing reasonable detail regarding the preparation of such Schedule and (y) allow the Eligible Members reasonable access to the appropriate representatives of the Corporation and the Advisory Firm in connection with a review of such Schedule.  The Company shall bear the Eligible Members’ reasonable costs and expenses associated with such review and investigation. The applicable Schedule shall become final and binding on all parties unless an Eligible Member, within 30 calendar days after an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto was provided to the Members, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith.  If the Corporation and such Eligible Member are unable to resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice with respect to such Exchange Basis Schedule or Tax Benefit Schedule, the Corporation and such Eligible Member shall employ the reconciliation procedures as provided for in Section 7.09 of this Agreement.

(b)                                 Amended Schedule.  The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information that was not previously taken into account, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Tax Benefit Schedule) in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carry forward of a loss or other Tax Item to such Taxable Year, (v) to reflect a material change (relative to the amounts in the original Tax Benefit Schedule) in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE 3
TAX BENEFIT PAYMENTS

Section 3.01.                          Payments.

(a)                                 Payments.  Subject to Section 3.03, within five (5) Business Days of a Tax Benefit Schedule that was delivered to the Applicable Members becoming final in accordance with Section 2.03(a), the Corporation shall, to the extent it has Available Cash, pay to the Applicable Members the applicable Tax Benefit Payment determined pursuant to Section 3.01(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of the Applicable Members previously designated by each such Member to the Corporation; provided that no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, estimated U.S. federal income Tax payments.

(b)                                 A “Tax Benefit Payment” means, with respect to an Applicable Member, an amount, not less than zero, equal to (i) the sum of (A) the Net Tax Benefit allocable to such Member and (B) the Interest Amount allocable to such Member reduced by (ii) such Member’s share of the Administrative Expense not previously taken into account as a reduction under this Section 3.01(b), such share to be determined by the Corporation by reference to such Member’s allocable Net Tax Benefit relative to the Net Tax Benefit allocable to all Applicable Members with respect to such Taxable Year.  For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration of Units in Exchanges.  The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of Tax Benefit Payments with respect to Net Tax Benefits previously made under this Section 3.01; provided, however, that no Member shall be required to return any portion of any previously received Tax Benefit Payment under any circumstances.  The “Interest Amount” for a Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for the filing of the Corporation Return with respect to Taxes for such Taxable Year until the Payment Date.  The Net Tax Benefit shall be determined separately with respect to each separate Exchange on an individual basis by reference to the amount realized by the applicable Exchanging Member on the Exchange of a Unit and the resulting Basis Adjustments to the Corporation (as determined pursuant to Section 2.02(b)).

(c)                                  Increase or Decrease in Future Payments.

(i)                                     Within five (5) Business Days after the delivery of an Amended Schedule to the Applicable Members for any Taxable Year, the Corporation shall pay to the Applicable Members an amount equal to the excess, if any, of (x) the amount such Member is entitled to receive under this Agreement in respect of the relevant Taxable Year (based on such Amended Schedule) over (y) the cumulative amount such Member actually received in respect of such Taxable Year pursuant to this Agreement.

(ii)                                  In the event that an Amended Schedule reflects a decrease in the Realized Tax Benefit (including, without limitation, by reason of net operating loss carryovers or carrybacks) and payments have previously been made based on the higher Realized Tax Benefit reflected in any prior Schedule (either such excess, an “Excess Payment”), future payments, if any, to be made under this Section 3.01 shall be reduced by the amount of the Excess Payment until such Excess Payment has effectively been repaid.  For the avoidance of doubt, if future payments are insufficient to repay any Excess Payment (a “Shortfall”), the Members shall have no obligation to repay to the Company or any other Person any such Shortfall.

(d)                                 Payment Covenant.  The Corporation shall use good faith efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement without regard to the last sentence of Section 4.01(b), including using good faith efforts to cause the Company to make distributions to the Corporation to make such payments and borrowing funds under available credit facilities to the extent that such credit facilities would permit such funds to be applied to make such payments, in each case (x) to the extent reasonably determined by the Board to be in the best interest of the Company and the Corporation and (y) so long as there is not a continuing default or event of default under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or the Corporation and such payment or incurrence of indebtedness would not give rise to a default under any  such credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or the Corporation (in each case, other than a default or event of default resulting solely from the breach of a covenant (a) that expressly prohibits payments under this Agreement contained in an agreement entered into by the Company or the Corporation and (b) whose primary purpose is to avoid or delay payments required to be made to the terms of this Agreement, it being agreed that customary covenants limiting restricted payments or distributions do not constitute covenants that expressly prohibit payments under this Agreement).

Section 3.02.                          No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  It is also intended that the provisions of this Agreement, subject to Article 4 and Section 7.14, will result in an amount equal to (i) 85% of the Corporation’s Cumulative Net Realized Tax Benefit less (ii) the Administrative Expense being paid by the  Members pursuant to this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03.                          Pro Rata Payments.

(a)                                 Notwithstanding anything in Section 3.01 to the contrary, to the extent that (i) the Corporation’s aggregate Tax benefit with respect to any Basis Adjustment or Imputed Interest is limited in a particular Taxable Year because the Corporation does not have sufficient Taxable income, the limitation on the Tax benefit for the Corporation shall be allocated among the Exchanging Members in proportion to the respective amounts of Realized Tax Benefits that would have been determined under this Agreement in respect of each Exchanging Member if the Corporation had sufficient Taxable income so that there were no such limitation.

(b)                                 If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporation and the Exchanging Members agree that (i) the Corporation shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE 4
TERMINATION

Section 4.01.                          Early Termination, Change of Control and Breach of Agreement.

(a)                                 The Corporation may terminate this Agreement at any time with respect to all of the Units held (or previously Exchanged) by all Members by paying to the Members the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Members, and provided, further, that the Corporation may withdraw any Early Termination Notice prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Corporation, neither the Members nor the Corporation shall have any further payment obligations under this Agreement, other than for any (x) Tax Benefit Payment agreed to by the Corporation and the Applicable Member, acting in good faith, to be due and payable but unpaid as of the Early Termination Notice and (y) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (y) is included in the Early Termination Payment).  If an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Members, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligation under this Agreement in such case shall be its obligations under Section 4.03(a).

(b)                                 Upon a Change of Control or if the Corporation breaches any of its material obligations under this Agreement, then all of the Corporation’s obligations hereunder shall be accelerated and calculated as if an Early Termination Notice had been delivered on the date of such Change of Control or breach and such obligations shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration, (2) any Tax Benefit Payment agreed to by the Corporation and any Applicable Member, acting in good faith, to be due and payable but unpaid as of the date of such acceleration and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration (except to the extent that the amount described in this clause (3) is included in the amount described in clause (1)).  Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Members shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or any other remedy available at law or in equity.  The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement; provided that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due; provided further that except as provided in Section 3.01(d), the failure to make any payment due pursuant to this Agreement as a result of a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or the Corporation shall not be considered to be a breach of a material obligation under this Agreement.

Section 4.02.                          Early Termination Notice.  If the Corporation exercises its right of early termination under Section 4.01, the Corporation shall deliver to each Member notice of the  exercise of such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment with respect to such Member.  At the time the Corporation delivers the Early Termination Notice to the Members, the Corporation shall (a) deliver to each Member schedules and work papers, as determined by the Corporation or requested by a Member, providing reasonable detail regarding the calculation of the Early Termination Payment and (b) allow each Member reasonable access to the appropriate representatives of the Corporation and the Advisory Firm in connection with its review of such calculation.  Each party shall bear its own expenses associated with such review. The Early Termination Payment set forth in the Early Termination Schedule shall become final and binding on the parties unless any Eligible Member provides the Corporation with notice of a material objection to the calculation of the Early Termination Payment made in good faith within 30 calendar days after the Early Termination Schedule was provided to the Members (or such shorter period as may be mutually agreed in writing by the parties).  If any Eligible Member provides the Corporation with written notice of its objection to the calculation of the Early Termination Payment set forth in the Early Termination Schedule, and such Eligible Member and the Corporation, for any reason, cannot agree upon the amount of the Early Termination Payment within 30 calendar days following the Corporation’s receipt of such Eligible Member’s objection, the Corporation and such Eligible Member shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03.                          Payment upon Early Termination.

(a)                                 Within five (5) Business Days after the Early Termination Schedule has become final and binding, the Corporation shall pay to each Applicable Member an amount equal to the Early Termination Payment.  Such payment shall be made by wire transfer of immediately available funds to the bank account designated by the Applicable Member.

(b)                                 The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal, with respect to the Applicable Member, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Applicable Member beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE 5
SUBORDINATION AND LATE PAYMENTS

Section 5.01.                          Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of all obligations in respect of indebtedness for borrowed money of the Corporation (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02.                          Late Payments by the Corporation.  The amount of all or any portion of any Exchange Payment not made to any Member when due (without regard to Section 5.01) under the terms of this Agreement shall be payable together with interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE 6
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.                          Eligible Member Participation in the Corporation’s and the Company’s Tax Matters.

(a)                                 Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, the Corporation shall notify the applicable Eligible Member of, and keep the applicable Eligible Member reasonably informed with respect to, the portion of any audit of the Corporation and the Company by a Taxing Authority the outcome of which is reasonably expected to affect the applicable Eligible Member’s rights and obligations under this Agreement, and shall provide such Eligible Member reasonable opportunity to provide information and other input to the Corporation, the Company, and their respective advisors concerning the conduct of any such portion of such audit; such Eligible Member shall have the right to attend in person or by telephone (but not participate in) any audit of the Corporation or the Company the outcome of which could reasonably be expected to affect the amount of net payments that such Eligible Member is expected to receive under this Agreement; provided, however, that the Corporation and the Company shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.  The Corporation shall not settle or fail to contest any issue pertaining to taxes that is reasonably expected to adversely affect any Member’s rights and obligations under this Agreement without the consent of each such Member that is an Eligible Member, such consent not to be unreasonably withheld or delayed.

(b)                                 If the Corporation, the Company, or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments the Corporation will be required to pay to any Member with respect to Taxable Years after and including the taxable year in which the Change Notice is received, the Corporation shall deliver prompt written notice of such Change Notice to such Member.

Section 6.02.                          Consistency.  (i) Except upon the written advice of an Advisory Firm to the Corporation or as otherwise required by law, the Corporation and the Members agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation items arising from the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule provided by or on behalf of the Corporation under this Agreement.  Any Dispute concerning such advice shall be subject to Section 7.09; provided, however, that only the Eligible Members shall have the right to object to such advice pursuant to this Section 6.02.

(ii)                                  In the event that an Advisory Firm is replaced by the Corporation, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless (a) otherwise required by law or upon the advice of the Corporation’s counsel or (b) the Corporation and each such affected Member that is an Eligible Member agree to the use of other procedures and methodologies.

Section 6.03.                          Cooperation.  The Members shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make themselves available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter described in clause (a) above.  The Corporation shall reimburse the applicable Member for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

Section 6.04.                          Section 754 Elections.  If at any point the Company or any of its direct or indirect Subsidiaries that is a partnership for U.S. federal income tax purposes does not have a Section 754 Election in effect, the Corporation shall cause the Company or such Subsidiary, as applicable, to make a Section 754 Election at the time that the Company or such Subsidiary, as applicable, files its next U.S. federal income Tax Return.

ARTICLE 7
MISCELLANEOUS

Section 7.01.                          Notices.  All notices, requests, consents and other communications hereunder (each, a “Notice”) to any party shall be in writing and shall be delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 7.01) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth in Exhibit B hereto, or below with respect to the Corporation, or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

If to the Corporation, to:

Woodside Homes, Inc.
39 East Eagleridge Drive, Suite 102
North Salt Lake City, Utah 84054
Attention:  Wayne Farnsworth, General Counsel

with a copies (which shall not constitute notice to the Corporation) to:

Milbank, Tweed, Hadley & McCloy, LLP
601 South Figueroa Street
30th Floor

Los Angeles, California 90017
Attention:  Deborah R. Conrad

Each Notice shall be deemed received on the date sent to the recipient thereof in accordance with this Section 7.01, if sent prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day.

Section 7.02.                          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03.                          Entire Agreement; No Third Party Beneficiaries.  Except as provided in Section 7.06, this Agreement, the LLC Agreement and the Exchange Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns in accordance with Section 7.06, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04.                          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05.                          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06.                          Successors; Assignment; Amendments; Waivers.  No Member may assign its rights under this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent Units are effectively transferred in accordance with the terms of the LLC Agreement, the transferring Member may assign to the transferee of such Units the transferring Member’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a Joinder Agreement in the form attached hereto as Exhibit A (or such other joinder in form and substance reasonably satisfactory to the Corporation), agreeing to become a “Member” for all purposes of this Agreement, except as otherwise provided in such Joinder Agreement, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Member pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a Joinder Agreement in the form attached hereto as Exhibit A (or such other joinder in form and substance reasonably satisfactory to the Corporation), provided, further, however, that no such assignment or transfer shall relieve any party hereto of any of its obligations hereunder. For the avoidance of doubt, if a Person transfers Units (regardless of whether the transferee is a “Permitted Transferee” under the terms of the LLC Agreement) but does not assign to the transferee of such Units such Person’s rights, if any, under this Agreement with respect to such transferred Units, such Person shall be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Exchange of, such Units.

Notwithstanding the foregoing provisions of this Section 7.06, no assignee described in clause (ii) of the immediately preceding paragraph shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement and under no circumstances shall the rights and privileges conferred upon Eligible Members hereunder be transferable; provided, that in the event an Eligible Member transfers its Units to a Permitted Transferee (as defined in the LLC Agreement), such Eligible Member shall have the right, on behalf of such transferee, to enforce such rights and privileges with respect to such transferred Units.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of (i) the Corporation, (ii) the Company, (iii) the Members holding a majority of the then outstanding Units (excluding Units held by the Corporation), and (iv) as long as the Oaktree Members or the Stonehill Member(s) hold a number of Units that is equal to or greater than ten percent (10%) of the Post-IPO Units, the consent of the Oaktree Members and/or the Stonehill Member, as applicable; provided, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain Members will or may receive under this Agreement unless all such Members affected consent in writing to such amendment.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07.                          Titles and Subtitles.  The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08.                          Resolution of Disputes.  (a) Any and all disputes that are not governed by Section 7.09, including but not limited to any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (except as may be modified by mutual agreement of the Corporation, the Company and each of the affected Members).  If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment.  The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, consequential, exemplary or similar damages with respect to any Dispute.  The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)                                 Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Member (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c)                                  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award.  The parties acknowledge that the forums designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the first sentence of this Section 7.08(c) and such parties agree not to plead or claim otherwise.

Section 7.09.                          Reconciliation.  In the event that the Corporation and the disputing Eligible Member are unable to resolve a disagreement with respect to a matter governed by Sections 2.03, 4.02, or 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, unless otherwise agreed by the Corporation and such Eligible Member, have any material relationship with either the Corporation or such Eligible Member.  If the parties are unable to agree on an Expert within thirty (30) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association.  The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.  In the event that this reconciliation provision is utilized, the costs and expenses relating to the engagement of the Expert or amending any Tax Return shall be borne by the Corporation. The Corporation and each Eligible Member shall otherwise bear their own costs and expenses of such proceeding, unless an Eligible Member has a prevailing position that is more than 15% of the payment at issue, in which case the Corporation shall reimburse such Eligible Member for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be (i) final and may be enforced as if it were the award of an arbitrator issued under and pursuant to the rules of the American Arbitration Association and (ii) binding on the Corporation and the Members and may be entered and enforced in any court having competent jurisdiction.

Section 7.10.                          Withholding.  The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations promulgated thereunder or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Member in respect of whom such withholding was made.

Section 7.11.                          Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.  (a) If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then:  (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and

(ii) Exchange Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12.                          Confidentiality.  Each Member acknowledges and agrees that the information of the Corporation and of its Affiliates is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning the Company and its Affiliates and successors or the other Members, learned by the Member heretofore or hereafter.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Subsidiaries, becomes public knowledge (except as a result of an act of such Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Member to prepare and file his or her Tax Returns, to respond to any inquiries regarding the Exchange from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns.  Notwithstanding anything to the contrary herein, each Member (and each employee, representative or other agent of such Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the Company, the Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.

If a Member commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Corporation or any of its Subsidiaries or the other Members and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.                          LLC Agreement.  This Agreement shall be treated as part of the partnership agreement of the Company as described in Section 761(c) of the Code and Sections 1.704-l(b)(2)(ii)(h) and 1.761-l(c) of the Treasury Regulations.

Section 7.14.                          Change in Tax Law.  Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by any Member or any direct or indirect owner of a Member upon the IPO or any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes or would have other material adverse Tax consequences to a Member or any direct or indirect owner of a Member, then (i) at the election of the Member and to the extent specified by the Member, this Agreement shall not apply with respect to an Exchange by the Member occurring after a date specified by the Member, (ii) at the election of the Member, this Agreement shall otherwise be amended in accordance with Section 7.06 in a manner determined by the Corporation and the Members, acting jointly, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment or (iii) at the election of the Members, acting unanimously, this Agreement shall cease to have further effect.  For the avoidance of doubt, any election pursuant to this Section 7.14 shall not be considered a breach of this Agreement and shall not trigger an Early Termination Payment under Section 4.01.

Section 7.15.                          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

WOODSIDE HOMES, INC.

Name:
Title:

WOODSIDE HOMES COMPANY, LLC

Name:
Title:

[MEMBER]

Name:
Title:

Exhibit A

JOINDER

This JOINDER to the Tax Receivable Agreement (as amended, the “Tax Receivable Agreement”) dated as of         , 2014, among Woodside Homes, Inc., a Delaware corporation (the “Corporation”), Woodside Homes Company, LLC, a Delaware limited liability company, (the “Company”) and each of the undersigned parties thereto identified as “Members” constitutes the agreement and undertaking of                (the “Permitted Transferee”) in favor of and for the benefit of the Corporation, the Company and the other parties to the Tax Receivable Agreement.

WHEREAS, on           , 20    , the Permitted Transferee acquired (the “Acquisition”) Units in the Company and shares of Class B Common Stock of the Corporation (collectively, the “Interests” and, together with all other Interests hereinafter acquired by the Permitted Transferee from             (the “Transferor”) and its Permitted Transferees, the “Acquired Interests”) from the Transferor; and

WHEREAS, the Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.06 of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions.  Capitalized words used but not defined in this Joinder are used as defined in the Tax Receivable Agreement.

Section 1.2. Joinder.  The Permitted Transferee hereby acknowledges and agrees to become a “Member” for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by Section 2.03, Section 4.02, Section 6.01, Section 6.02 and Section 7.12 of the Tax Receivable Agreement, with respect to the Acquired Interests, and any other Interests the Permitted Transferee acquires hereafter.

Section 1.3. Notice.  All notices, requests, consents and other communications hereunder to the Permitted Transferee shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 1.3) or nationally recognized overnight courier, addressed to the Permitted Transferee at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by Permitted Transferee.

Section 1.4. Governing Law.  This Joinder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

A-1

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the Permitted Transferee as of the date first above written.

[NAME]

By:
Name:
Title:

Address for Notices:

Facsimile No.

A-2

Exhibit B

Immediately Following IPO
Name, Address and Facsimile Number of Member	Number of Units Owned	Percentage of Units Owned

A-1